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                                                           EXHIBIT 99

NEWS RELEASE          (LOGO OF TENNECO INC. APPEARS HERE)


   MEDIA CONTACT:   Linda J. Ambrose, Tenneco (713) 757-2761
                    Warren Hazelton, Tenneco Packaging (708) 492-6968



                 TENNECO COMPLETES MOBIL PLASTICS ACQUISITION


   HOUSTON, November 17, 1995 -- Tenneco announced today its packaging division, Tenneco Packaging, completed the acquisition of the plastics division of the Mobil Corporation for $1.27 billion.

   The former Mobil unit, which was called Mobil Plastics, is based in Rochester, N.Y. As Tenneco has stated previously, under current projections the new business is expected in 1996 to add more than $1.1 billion in revenues and more than $100 million in operating income, including goodwill amortization, to Tenneco Packaging. Tenneco Packaging has the highest revenues among Tenneco's four business divisions.

      The acquisition will be financed by a combination of cash, short-term and long-term debt.

   "This new business will contribute immediately to earnings, and it significantly accelerates our progress toward reshaping Tenneco Packaging," said Dana G. Mead, chairman and chief executive officer of Tenneco. "Tenneco Packaging has identified major opportunities in Mobil Plastics for higher growth and profitability from the expanded distribution channels, related product lines and combined marketing opportunities."

   Paul T. Stecko, president and chief executive officer of Tenneco Packaging, said, "The addition of Mobil Plastics is a key strategic move on several fronts. In addition to an excellent customer base and distribution network, we expect to make the most of the low cost manufacturing capacity, proprietary technology and extensive new product development capabilities in this business."
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   The industrial packaging and foodservice business of Mobil Plastics will become part of Tenneco Packaging's specialty products business unit. There will be a separate business unit for the former Mobil consumer products business which includes such national brands as Hefty (registered trademark) trash bags and tableware, Baggies (registered trademark) food storage bags and the new Hefty OneZip (registered trademark) zipper closure bags.

   For the foodservice, catering, convenience and carry-out markets, Tenneco Packaging's specialty products group already produces clear polystyrene containers, as well as aluminum foil and plastic containers. For similar customer groups, the former Mobil division manufactures polystyrene foam foodservice containers, plates and meat trays; clear "clamshell" containers, cake domes, take-out containers and other thermoformed polystyrene packaging; and polyethylene film products including liners, produce and retail bags, and medical and industrial disposal packaging.

   Tenneco Packaging's consumer products include Diamond Deluxe (registered trademark) tableware made from molded fiber, a paper product, and E-Z Foil (registered trademark) single-use aluminum cookware and bakeware.

   Stecko said the acquisition should enable Tenneco Packaging to achieve its goal of doubling revenues and tripling earnings by the year 2000, two to three years ahead of plan.

   In 1994 Tenneco Packaging reported operating earnings of $209 million on $2.2 billion of revenue. For the first three quarters of 1995, operating income was $355 million on sales of nearly $2.0 billion. The 1995 revenues of the acquisition are expected to be nearly $1.1 billion, growing to over $1.5 billion by the year 2000. Operating income for Mobil Plastics in the first nine months of 1995 was $88 million on sales of $835 million.

   The former Mobil Division has 4,100 employees working at 11 manufacturing plants and 16 distribution centers in the United States and Canada. There are manufacturing plants in Bakersfield, California; Covington, Georgia; Frankfort and Jacksonville, Illinois; Temple, Texas; Canandaigua and Macedon, New York; and Belleville, Ontario. Distribution centers are in those cities and in Easton, Pennsylvania, as well as Honolulu, Los Angeles, Seattle and Syracuse.
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   Tenneco Packaging was known as Packaging Corporation of America until early-
November, when it adopted the current name and a new logo as part of Tenneco's new corporate identity program. The division is one of the world's largest manufacturers of specialty packaging and one of the nation's leading producers of kraft linerboard and medium and recycled paperboard. Not including the acquisition, Tenneco Packaging has over 13,000 employees and operates more than 100 facilities worldwide. Manufacturing operations are in 30 states and 10 countries.

   Tenneco (NSE:TEN) is a major diversified industrial corporation based in Houston with 1994 sales of $12.2 billion. In addition to its packaging business, the company has significant interests in natural gas transportation and marketing (Tenneco Energy), automotive parts (Tenneco Automotive), and ship design, construction and repair (Newport News Shipbuilding).

   Tenneco also owns approximately 21 percent of Case Corporation, a manufacturer of farm and construction equipment.



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